SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Medical Information Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEDICAL INFORMATION TECHNOLOGY, INC.

CHAIRMAN'S LETTER TO SHAREHOLDERS

To our Shareholders:

In 2002 the Company again produced healthy results and grew significantly compared with the prior year. The key financial results are as follows:

        total revenue was $256.2M, up 14.5%
        operating income was $94.9M, up 16.4%
        net income was $63.9M, up 12.4%
        earnings per share were $1.89, up 11.4%
        dividends paid per share were $1.36, up 9.7%
        year-end equity per share was $9.39, up 6.6%

We commend the flexibility and resourcefulness of the Company's staff and extend our gratitude to those whose efforts produced these results:

        to those who design and develop our products, to those who market and sell our products and services, to those who install our products and provide our services, to those who send out the bills and pay our salaries, and to the administrative and operations staff helping us all.

In addition, we thank the Company's management for their dedication and loyalty and the Company's Board of Directors for their valuable advice and active participation.

We appreciate the support of our shareholders and look forward to seeing all of you at the annual meeting on Monday, April 28, 2003. We are providing herein the formal notice for the annual meeting, along with a Proxy Statement, a Proxy Page, and an Annual Report on Form 10-K, which includes the Audited Financial Statements for the year just ended. Also, your Statement of Stock Ownership as of March 28, 2003, is included in this distribution.

A. Neil Pappalardo
Chairman and CEO
March 28, 2003

NOTICE OF 2003 ANNUAL MEETING

To the Shareholders of Medical Information Technology, Inc.:

The annual meeting of shareholders of Medical Information Technology, Inc. will be held at its corporate offices, 7 Blue Hill River Road, Canton, Massachusetts on Monday, April 28, 2003 at 8:30 am for the following purposes:

        (1) to consider and act upon a proposal to elect a Board of Directors for the ensuing year,

        (2) to consider and act upon a proposal to ratify the selection of independent auditors for the current year,

        (3) to consider and act upon a shareholder proposal relating to trading of company securities,

        (4) to consider and act upon a shareholder proposal relating to the company's evaluation of acquisition proposals, and

        (5) to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

By order of the Board of Directors

Barbara A. Manzolillo, Clerk
Westwood, Massachusetts
March 28, 2003

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Medical Information Technology, Inc. (the "Company" or "MEDITECH") for use at the Annual Meeting of Shareholders of the Company to be held at its corporate offices, at 7 Blue Hill River Road, Canton, Massachusetts, at 8:30am, local time, on Monday, April 28, 2003, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of 2003 Annual Meeting (the "Notice of Annual Meeting").

RECORD DATE

This Proxy Statement and the enclosed Proxy Page are being disseminated to shareholders of the Company on March 28, 2003, in connection with the solicitation of proxies for the Annual Meeting. The Board has fixed the close of business on March 28, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). Only shareholders of the Company's common stock at that time will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 34,141,323 shares of common stock issued and outstanding and each such share is entitled to one vote at the Annual Meeting.

VOTING OF PROXIES

You can vote on matters which come before the meeting either by signing and returning the enclosed Proxy Page or by coming to the Annual Meeting and voting by ballot there.

If you sign and return the Proxy Page, the individuals named on the page as proxies will vote your shares following your directions. If you do not make specific choices, we will vote your shares "FOR" the election of each of the nominees for Director, "FOR" the ratification of the selection of Ernst & Young LLP as independent auditors for 2003 and "AGAINST" both shareholder proposals. If any other matters are presented for action at the meeting, we will vote your shares according to our best judgment. At the time this Proxy Statement was printed, we knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the Annual Meeting. There are three ways to revoke your proxy: (1) you may send in another Proxy Page with a later date; (2) you may notify the Company's Clerk in writing before the Annual Meeting that you have revoked your proxy; or (3) you may vote by ballot at the Annual Meeting.

Whether or not you plan to attend the meeting in person, please complete and sign the enclosed Proxy Page and return it promptly. If you do attend the meeting, you may vote your shares by ballot even though you have sent in your Proxy Page. However, simply attending the meeting will not revoke your proxy if you do not vote at the meeting.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed Proxy Page, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists.

SOLICITATION OF PROXIES

This solicitation of proxies for the use at the Annual Meeting is being made by the Board. The cost of soliciting proxies will be borne by the Company. Proxies may be solicited, in person or by telephone, by officers and regular employees of the Company, who will receive no compensation for their services other than their normal salaries.

ANNUAL REPORT TO SHAREHOLDERS

This Proxy Statement and the enclosed Proxy Page, along with an Annual Report on Form 10-K, which includes the Audited Financial Statements for the year just ended is being disseminated to all shareholders of the Company. However, the Annual Report on Form 10-K is not part of the proxy soliciting material.

The Company will provide paper copies of the Annual Report on Form 10-K, which includes the Audited Financial Statements for the year just ended, free of charge to its shareholders upon request. Such requests should be directed to Medical Information Technology, Inc., MEDITECH Circle, Westwood MA 02090,
Attention: Barbara A. Manzolillo, Clerk.

PROPOSAL ONE: TO ELECT A BOARD OF DIRECTORS

The Board of Directors has nominated A. Neil Pappalardo, Lawrence A. Polimeno, Roland L. Driscoll, Edward B. Roberts, Morton E. Ruderman and L. P. Dan Valente for election as Directors at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy and voting at the Annual Meeting will be required to elect each of the nominees as a Director.

If you do not vote for a particular nominee, or if you indicate "WITHHOLD AUTHORITY" for all nominees on your Proxy Page, your vote will not count either "FOR" or "AGAINST" the nominee. Each of the nominees has agreed to serve as a Director if elected, and the Company has no reason to believe any nominee will be unable to serve. However, if any of the nominees should become unavailable, your shares will be voted for another nominee, if any, proposed by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE FOR PROPOSAL ONE AND ELECT EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

All Directors are elected each year at the annual meeting of shareholders. All Officers are elected at the first meeting of the Board following the annual meeting of shareholders and hold office for one year. The positions held by each Director and Officer of the Company on February 28, 2003, are shown below. There are no family relationships among the following persons.

Director or Officer   Age  Position with the Company

A. Neil Pappalardo     60  Chairman, Chief Executive Officer and Director
Lawrence A. Polimeno   61  Vice Chairman and Director
Roland L. Driscoll     74  Director
Edward B. Roberts      67  Director
Morton E. Ruderman     66  Director
L. P. Dan Valente      72  Director
Howard Messing         50  President and Chief Operating Officer
Barbara A. Manzolillo  50  Treasurer, Chief Financial Officer and Clerk
Edward G. Pisinski     59  Senior Vice President
Christopher Anschuetz  50  Vice President
Robert S. Gale         56  Vice President
Steven B. Koretz       50  Vice President
Stuart N. Lefthes      49  Vice President
Joanne Wood            49  Vice President

The following is a description of the business experience during the past five years of each Director and Officer.

A. Neil Pappalardo, founder of the Company, is the Chairman and Chief Executive Officer, and has been a Director since 1969. He is also a Director of Palomar Medical Technologies, Inc.

Lawrence A. Polimeno has been the Vice Chairman since 2002, was President and Chief Operating Officer prior to that, has been a Director since 1985, and has been with the Company since 1969.

Roland L. Driscoll, retired Chief Financial Officer of the Company, has been a Director since 1985.

Edward B. Roberts, co-founder of the Company, is a Sloan School Professor at the Massachusetts Institute of Technology, and has been a Director since 1969. He is also a Director of Advanced Magnetics Inc., Pegasystems Inc. and Sohu.com Inc.

Morton E. Ruderman, co-founder of the Company, is Chief Executive Officer of CRES Development, a real estate developer, and has been a Director since 1969.

L. P. Dan Valente is Chairman of Palomar Medical Technologies, Inc., and has been a Director since 1972. He is also a Director of MKS Instruments and SurgiLight Inc.

Howard Messing has been President and Chief Operating Officer since 2002, was the Executive Vice President prior to that, and has been with the Company since 1974.

Barbara A. Manzolillo has been the Treasurer, Chief Financial Officer and Clerk since 1996, was the Treasurer prior to that, and has been with the Company since 1975.

Edward G. Pisinski has been a Senior Vice President since 1997, was a Vice President prior to that, and has been with the Company since 1973.

Christopher Anschuetz has been a Vice President since 1995, was a Senior Manager prior to that, and has been with the Company since 1975.

Robert S. Gale has been a Vice President since 1995, was a Senior Manager prior to that, and has been with the Company since 1976.

Steven B. Koretz has been a Vice President since 1997, was a Senior Manager prior to that, and has been with the company since 1982.

Stuart N. Lefthes has been a Vice President since 1997, was a Senior Manager prior to that, and has been with the company since 1983.

Joanne Wood has been a Vice President since 1995, was a Senior Manager prior to that, and has been with the Company since 1983.

The address of all Officers and Directors is in care of the Company, MEDITECH Circle, Westwood, MA 02090.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors oversees the Company's business affairs and monitors the performance of management, but is not involved in the day-to-day operations. The Directors meet regularly with the CEO, the COO, the CFO, other officers and our independent auditors; read reports and other materials; and participate in Board and committee meetings. The Board currently consists of six (6) members. The Board held 4 meetings during the fiscal year ended December 31, 2002 and each of the Directors attended all meetings of the Board of Directors.

The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Charitable Contribution Committee. During 2002 each committee member attended all committee meetings. The following is a description of the committees.

The Audit Committee consists of Roland L. Driscoll and L. P. Dan Valente. Both members are CPA's and are "independent" as defined by the rules which govern the NYSE and NASDAQ. This committee meets at least six times a year to review accounting practices and advise the Company's CFO. In addition, the committee meets and consults with the Company's outside auditors with respect to the Company's business operations, industry, financial performance, business and financial risks, processes and controls, key policies, legal and regulatory requirements, code of ethical conduct and new or unusual transactions. The Committee does not have a written charter. The Committee submits its annual report to the Board of Directors each April.

The Executive Compensation Committee consists of Morton E. Ruderman and Edward
B. Roberts. This committee meets twice a year to set the Chairman and Chief Executive Officer's annual salary, the growth criteria and amount for his individual bonus, and a ceiling on his participation in the company's annual stock purchase program.

The Charitable Contribution Committee consists of Morton E. Ruderman, A. Neil Pappalardo and Howard Messing. This committee meets at least six times a year to review the criteria for the year's charitable contribution program, meet and evaluate each organization under consideration and determine the amount to be contributed to each organization for the year.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Company's Chief Executive Officer and the four most highly compensated other Officers for the three fiscal years ended December 31, 2000, 2001 and 2002.

Name and Position           Year        Salary      Bonus    Deferred

A. Neil Pappalardo          2002      $360,000   $724,251           0
  Chairman and Chief        2001       360,000    721,736           0
  Executive Officer         2000       360,000    722,475           0

Lawrence A. Polimeno        2002      $240,000   $624,251      $4,847
  Vice Chairman             2001       240,000    621,736       4,615
                            2000       240,000    622,475       5,017

Howard Messing              2002      $240,000   $474,251      $4,847
  President and Chief       2001       216,000    371,736       4,615
  Operating Officer         2000       216,000    372,475       5,017

Edward G. Pisinski          2002      $204,000   $324,251      $4,847
  Senior Vice President     2001       192,000    271,736       4,615
  Sales and Marketing       2000       192,000    272,475       5,017

Barbara A. Manzolillo       2002      $204,000   $274,251      $4,847
  Treasurer and Chief       2001       180,000    221,736       4,615
  Financial Officer         2000       180,000    222,475       5,017

Profit Sharing Plan: The Company maintains a qualified defined contribution plan for all employees known as the Medical Information Technology, Inc. Profit Sharing Plan. All employees of the Company who have completed one year of service participate in the Plan. The Board of Directors sets the annual contribution which is allocated in proportion to total compensation (capped at $100,000) of all eligible members for the Plan year. No allocation is allowable under this Plan to owners of 10% or more of the Company's common stock. Contributions by members are not permitted. Benefits under the Plan are considered deferred compensation and become fully vested after five years of continuous service with the Company. Members who have at least 20 years of service or who have incurred financial hardship may make in service withdrawals. Lump sum cash payment is made upon retirement, death, disability or termination of employment.

Compensation of Directors: The members of the Board of Directors who are not Officers of the Company currently receive a fee of $7,000 for each quarterly meeting attended, with such fee being deemed to also cover any incidental expenses and conference or committee time expended by such directors on behalf of the Company during the year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

January 27, 2003

To the Board of Directors of Medical Information Technology, Inc.:

There are no employment agreements in effect for any officer of the Company. In 2002 the Board of Directors set the total amount to be allocated in the General Bonus Program instituted for the recognition of services rendered by all officers and employees. Also in 2002, the Board of Directors set the total amount to be allocated in the Officer Bonus Program instituted for the recognition of services rendered exclusively by the officers. Finally in 2002, the Executive Compensation Committee set Mr. Pappalardo's annual salary, the growth criteria and amount for his individual bonus, and a ceiling on his participation in the company's annual stock purchase program.

Morton E. Ruderman and Edward B. Roberts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of February 28, 2003 with respect to the shares of common stock beneficially owned by each person known by the Company to own more than 5% of the Company's outstanding common stock, each Director of the Company, each Executive Officer named in the Compensation Table and by all Directors and Officers of the Company as a group. The number of shares beneficially owned is determined according to rules of the Securities and Exchange Commission. Under such rules, a person's beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power.

                                      Number of Shares          Percentage
Name of Shareholder,                  of Common Stock          of Shares of
Director or Officer                  Beneficially Owned        Common Stock

A. Neil Pappalardo*                       8,900,000               26.07%
Morton E. Ruderman                        4,473,447               13.10%
MEDITECH Profit Sharing Trust             3,800,697               11.13%
Curtis W. Marble                          3,500,000               10.25%
Grossman Group**                          2,061,144                6.04%
Edward B. Roberts                         1,162,154                3.40%
Lawrence A. Polimeno                        993,436                2.91%
Roland L. Driscoll                          528,000                1.55%
Edward G. Pisinski                          297,000                0.87%
Howard Messing                              285,000                0.83%
Barbara A. Manzolillo                       200,000                0.59%
L. P. Dan Valente                            85,000                0.25%
14 Directors and Officers as a Group     17,255,687               50.54%

*Mr. Pappalardo is the sole Trustee of the MEDITECH Profit Sharing Trust and therefore is entitled to vote its 3,800,697 shares of Company stock as well as his own 8,900,000 shares of Company stock. Likewise the number of shares indicated for the 14 Directors and Officers as a Group does not include the shares of the MEDITECH Profit Sharing Trust.

**Based on a Schedule 13D filed by Jerome Grossman and other individuals on February 27, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. Neil Pappalardo, Chairman, Chief Executive Officer and Director of the Company, purchased for cash 50,000 shares of Company stock from the Company at $19 per share in February 2002 and 50,000 shares of Company stock at $22 per share in February 2003.

Barbara A. Manzolillo, Treasurer, Chief Financial Officer and Clerk of the Company, purchased for cash 6,000 shares of Company stock from the Company at $19 per share in February 2002 and 4,000 shares of Company stock at $22 per share in February 2003.

On December 31, 2002, the Company contributed 80,000 shares of Company stock to the MEDITECH Profit Sharing Trust.

Philip Polimeno, a son of a Director, is employed as a senior manager of the Company and received W-2 compensation of $78,198 in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge, based solely on a review of the reports given to the Company, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater-than-10% shareholders were satisfied in 2002.

PROPOSAL TWO: TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003. We are asking you to ratify the Audit Committee's selection. During 2002, Ernst & Young LLP's services included auditing the Company's consolidated statements, reviewing unaudited quarterly financial information and advising the Company on various accounting, tax, and regulatory matters. We do not expect a representative of Ernst & Young LLP to be present at the meeting.

Medical Information Technology, Inc. (the Company) had engaged Arthur Andersen LLP (AA), as the Company's independent certifying accountants since 1971.
AA ceased their auditing practice during the year 2002. The reports of AA with respect to the Company for fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2001 and 2000 and through October 23, 2002, there were no disagreements between the Company and AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused AA to make reference to the subject matter of the disagreements in its report on the Company's financial statements for such years.

Pursuant to Item 304(a)(3) of Regulation S-K, AA would normally furnish us with a letter addressed to the SEC stating whether or not AA agrees with the above statements. The Company has attempted to obtain such letter. However, given the timing and circumstances surrounding AA's cessation of their audit practices out of their Boston office, none has been obtained.

On October 17, 2002, the Company engaged Ernst & Young, LLP as its independent certifying accountants for the year ending December 31, 2002. The appointment of Ernst & Young, LLP was approved by the Audit Committee of the Company's Board of Directors. During fiscal years ended December 31, 2001 and 2000 and the subsequent interim period commencing January 1, 2002, the Company did not consult with Ernst & Young, LLP regarding either the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement or reportable event with AA.

The fee of Ernst & Young, LLP, for the 2002 annual audit of the Company and quarterly reviews was $60,000 and their fee for the 2002 annual audit of the Company's Profit Sharing Trust was $10,000. There were no other fees paid to independent auditors.

Ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares voting on the matter. For this purpose, abstentions will not have any effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE FOR PROPOSAL TWO AND RATIFY THE SELECTION OF INDEPENDENT AUDITORS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

February 10, 2003

To the Board of Directors of Medical Information Technology, Inc.:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Audit Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

L. P. Dan Valente and Roland L. Driscoll

PROPOSALS TO BE SUBMITTED BY SHAREHOLDERS AT THE ANNUAL MEETING

Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for next year's meeting should refer to "Shareholder Proposals" below. The Board of Directors carefully considers all proposals and suggestions from shareholders. When adoption is in the best interest of the Company and shareholders, and can be accomplished without shareholder approval, the proposal will be implemented without inclusion in the proxy material or presentation to shareholders for consideration at the annual meeting.

Examples of shareholder suggestions which have been adopted over the years include improved procedures involving dividend payments and shareholder materials, and changes or additions to the proxy material concerning such matters as abstentions from voting and secrecy of shareholder voting.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE FOLLOWING PROPOSALS FOR THE REASONS STATED AFTER THE PROPOSALS.

PROPOSAL THREE: FACILITATION OF A FAIR TRADING MARKET

The Company has been advised Jerome H. Grossman, 72 Spooner Road, Chestnut Hill MA 02167, the owner of 932,403 shares, intends to submit the following proposal at the meeting. Approval of this proposal requires the affirmative vote of a majority of the shares voting on the matter. For this purpose, abstentions will not have any effect on the vote.

"RESOLVED, that the stockholders of Medical Information Technology, Inc. hereby recommend that the Board of Directors facilitate a fair trading market for the Company's stock by (1) obtaining an independent valuation of the Company's stock; (2) adopting, after consultation with an independent appraisal firm, a fair value formula for determining the price of the stock; (3) proposing to the stockholders that any transfer restrictions currently imposed on stock be removed; and (4) establishing a means for the Company's stockholders to buy or sell its shares from time to time.

You are urged to vote FOR this proposal for the following reasons:

Since there is no public trading market for the Company's stock, stockholders who wish to sell are forced to sell only to the Company or its designee and at an artificially low price, and have no right to purchase shares. The Company sets the price of its stock after recommendation from the Chairman, with no meaningful evaluation by either the Board or an independent financial adviser. We do not believe that the value of the Company is properly reflected in its stock price. Stockholders are not realizing the full value of their investment and the purchasers - primarily the Company and its Chairman - are getting a bargain. This unfairness particularly impacts retirees, who deserve, but do not receive, a fair return for their contribution to the Company's success.

An additional impediment to stockholders realizing fair market value for their stock is the Company's continued insistence that there are transfer restrictions on the stock. Whether or not the transfer restrictions are valid, the Company's placement of restrictive legends on the stock certificates is an impediment to liquidity.

We understand the Company's reluctance to list the stock on a national securities exchange and to subject the stockholders to the fluctuations of the stock markets. However, several other companies have created workable limited trading markets for their stock. As an example, on predetermined trade dates, stockholders of Science Applications International Corporation are permitted to trade company stock, through a subsidiary, at a price determined through a valuation process that includes input from an independent appraiser. The stock price is reviewed quarterly. Similarly, Publix Super Markets, Inc. is primarily employee owned and does not have publicly-traded stock. However, unlike MEDITECH, it obtains a quarterly appraisal of its stock by an independent appraiser.

In order to maximize stockholder value, we ask the stockholders to recommend that the Company take immediate steps to engage the services of a nationally recognized investment bank for the purpose of setting a fair price for the stock. We also ask that the board of directors recommend that the stockholders remove any transfer restrictions that may be in place on the stock. We believe such steps will significantly increase the value of stockholders' investment in the Company."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE AGAINST PROPOSAL THREE.

The Board of Directors believes it is in the best interests of MEDITECH and its shareholders for the Board to continue setting the Company's share price and for the transfer restrictions to remain in place.

For context, the shareholder making this proposal was one of the original investors in MEDITECH and served on our Board from the early 1970's until last year. He and his family own a minority position of approximately 6% of the Company.

The Board of Directors sets the share price of MEDITECH stock once a year at its meeting in late October. The price is established in connection with the Company's contribution of stock to the Profit Sharing Trust in December. The Board considers a number of factors in making this determination, including recent earnings, dividend rate, net worth and prospects for future growth. Although there is no fixed formula, the Board believes the share price has always been set realistically.

It should also be noted the Board does not have complete discretion in this area. The stock price is reviewed annually by our independent auditors in connection with their audit of the Company's financial statements, annually by the Department of Labor in connection with its audit of the Profit Sharing Trust, and every three years by the IRS in connection with its audit of the Company's tax returns. The Board has never considered it necessary to adjust its determination of the share price as a result of an audit by any of these parties.

The Board believes the transfer restrictions on MEDITECH's stock, which have existed since the year of the Company's founding, are valid. The right of first refusal is designed to ensure the stock is owned by persons with a vested interest in MEDITECH's success. In this regard, the Company has never had an obligation or responsibility to repurchase its stock from any shareholder or otherwise ensure a liquid market for the MEDITECH stock.

PROPOSAL FOUR: ESTABLISH A PROCESS FOR EVALUATION OF OFFERS TO ACQUIRE MEDITECH

The Company has been advised Barbara N. Grossman, 72 Spooner Road, Chestnut Hill MA 02167, the owner of 523,553 shares, intends to submit the following proposal at the meeting. Approval of this proposal requires the affirmative vote of a majority of the shares voting on the matter. For this purpose, abstentions will not have any effect on the vote.

"RESOLVED, that the stockholders of Medical Information Technology, Inc. (MEDITECH, or the Company), assembled at the annual meeting in person and by proxy, hereby recommend that the Board of Directors immediately take steps necessary to establish a mechanism for open consideration of any proposals received for the sale or merger of the company from unaffiliated third parties, such steps to include appointment of a special committee of independent, non-management board members that would be authorized and directed to explore strategic alternatives and engage a nationally recognized investment banker to help evaluate such offers.

You are urged to vote FOR this proposal for the following reasons:

The Company's current stock price, as determined by the Board of Directors without consultation with independent appraisers, does not reflect the true value of the Company. The Board's fiduciary duties under Massachusetts law include a duty to fully consider offers and other expressions of interest from third parties to determine if such offers may be in the best interests of the Company and may maximize stockholder return. This has not been happening at MEDITECH and, as a consequence, MEDITECH's stockholders are missing out on opportunities that could maximize the value of their MEDITECH stock. In the past several years, the Company has received at least two unsolicited expressions of interest in acquiring MEDITECH. Our CEO, has, without consulting with the Board of Directors, indicated that MEDITECH would not be interested in such a transaction. I believe that management and the Board have a fiduciary duty to more fully consider any such expressions of interest from third parties.

This resolution does not require that the Board accept an offer to sell or merge with another party. However, if the Board of Directors accepts the stockholders' recommendation, then any offers by third parties must be fully and fairly evaluated by the special committee, which would report to the full Board. The special committee's evaluation would likely include engaging the services of an investment banker with independence, expertise and focus, and providing the potential acquirer with access to the Company's books, records and premises, with appropriate safeguards.

I request that the stockholders resolve to ask the Board to consider taking these steps to adopt a mechanism by which the Board may fully and impartially evaluate such offers, including the appointment of a special committee, comprised of independent directors, which committee should have the benefit of professional advice, including an investment bank, independent accountants, and attorneys."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE AGAINST PROPOSAL FOUR.

MEDITECH is certainly one of the oldest independent software companies in the world. We are very proud of this and all of our accomplishments to date. The Board believes MEDITECH'S conservative business practices have contributed not only to our past success but, if maintained, should also ensure our continued prosperity well into the future.

Over the years, senior executives of certain companies have indicated a desire to meet with MEDITECH's CEO to discuss possible business relationships. He has always agreed to meet with them. Whenever the discussions have focused on the possible acquisition of MEDITECH, the CEO has always been joined by at least one other member of MEDITECH's Board of Directors and he has responded to those discussions by suggesting various business relationships instead.

The shareholder making this proposal has suggested we explore selling the Company. The Board does not believe it is in the best interest of the Company's shareholders to do this at this time. The Company is doing very well as it is presently constituted. We anticipate a very bright future with continued growth, and we believe the maximum return for our shareholders can be achieved by keeping MEDITECH independent with its stock privately traded but working towards increasing our dividend payout in the future much as we have in the past. Selling the Company would change the fundamental nature of the Company and is viewed by us as an exit strategy, not simply a technique for increasing liquidity. MEDITECH as we know it would cease to exist if it were sold.

The Board does not believe there is a need to have a special committee to deal with acquisition proposals. Instead, the whole Board of Directors in 2002 agreed any proposal received by the Company should be distributed to all Directors and would be discussed at the next meeting of the Board.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company on or before November 28, 2003, and must comply with the rules of the SEC governing the form and content of proposals, in order to be considered for inclusion in the Company's proxy statement. Any such proposals should be directed to: Medical Information Technology, Inc., MEDITECH Circle, Westwood, Massachusetts 02090, Attention:
Barbara A. Manzolillo, Clerk.

Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to shareholder proposals, other than proposals to be considered for inclusion in the Company's proxy statement described above, which the Company receives at the above address after February 11, 2004. These proxies will also confer discretionary voting authority with respect to shareholder proposals, other than proposals to be considered for inclusion in the Company's proxy statement described above, which the Company receives on or before February 11, 2004, subject to SEC rules governing the exercise of this authority.

OTHER MATTERS

At the time of the preparation of these proxy materials, the Board of Directors of the Company does not know of any other matter to be presented for action at the Annual Meeting. If any other matters should properly come before the meeting, the proxy holders have discretionary authority to vote their shares on any such matters according to their best judgment.

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date and mail the enclosed Proxy Page in the enclosed envelope which requires no postage if mailed in the United States.

By Order of the Board of Directors,


Barbara A. Manzolillo, Clerk
Westwood, Massachusetts
March 28, 2003

Front of Proxy Page

MEDICAL INFORMATION TECHNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Medical Information Technology, Inc. (the "Company") hereby appoints A. Neil Pappalardo and Barbara A. Manzolillo, and either of them acting singly, each with full power of substitution, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at 8:30am, local time, on Monday, April 28, 2003, at its corporate offices, at 7 Blue Hill River Road, Canton, Massachusetts, and at any adjournments or postponements thereof (the "Annual Meeting"). The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted "FOR" all of the nominees listed under proposal 1, "FOR" proposal 2, "AGAINST" proposal 3, "AGAINST" proposal 4, and in accordance with the discretion of the proxy holders as to other matters. The undersigned shareholder hereby acknowledges receipt of the notice of annual meeting and proxy statement.

The undersigned shareholder may revoke this proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Clerk of the Company or by attending the Annual Meeting and voting in person by ballot.

Please complete, date and sign on reverse and return promptly in the enclosed envelope.

Please sign exactly as your name(s) appear(s) on the back of this Proxy Page. Joint owners should each sign individually. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

WILL YOU BE ATTENDING THE 2003 ANNUAL MEETING? ______

HAS YOUR ADDRESS CHANGED? ___________________________________________________

                          ___________________________________________________

                          ___________________________________________________

                          ___________________________________________________

DO YOU HAVE ANY COMMENTS? ___________________________________________________

                          ___________________________________________________

                          ___________________________________________________

                          ___________________________________________________

Back of Proxy Page

MEDICAL INFORMATION TECHNOLOGY, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

MEDITECH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST SHAREHOLDER PROPOSALS 3 AND 4. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

1. To elect the following nominees as Directors of the Company:

        A. Neil Pappalardo
        Lawrence A. Polimeno
        Roland L. Driscoll
        Edward B. Roberts
        Morton E. Ruderman
        L. P. Dan Valente

[ ] FOR ALL NOMINEES

[ ] FOR ALL NOMINEES EXCEPT _________________________________________________

[ ] WITHHOLD AUTHORITY

2. To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3. Shareholder proposal: Facilitation of a Fair Trading Market

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4. Shareholder proposal: Establish a Process for Evaluation of Offers to Acquire MEDITECH

[ ] FOR [ ] AGAINST [ ] ABSTAIN

Please be sure to sign and date this Proxy Page.

The undersigned shareholder(s) authorize(s) the proxies to vote on the above matters as indicated and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

NAME OF SHAREHOLDER: ________________________________________________________


NUMBER OF SHARES AS OF MARCH 28, 2003: __________________



_____________________________________ Date:______________
Shareholder Signature


_____________________________________ Date:______________
Co-owner Signature